EXHIBIT 99.1

APPTIO APPOINTS ZILLOW GROUP CFO KATHLEEN PHILIPS TO BOARD OF DIRECTORS

Bellevue, WA. – June 1, 2017 – Apptio, the business management system of record for hybrid IT, is proud to announce the appointment of Kathleen Philips to its Board of Directors. Kathleen currently serves as chief financial officer of Zillow Group and will bring her expertise to Apptio’s Audit and Compensation Committees.

“Kathleen’s unique financial, legal and operations background scaling Zillow Group make her a natural fit for our board,” said Apptio CEO, Sunny Gupta. “As a CFO, she will also provide guidance on how to scale Apptio’s financial transparency and planning applications to thousands of IT leaders across the enterprise.”

“As a market leader, Apptio is led by an incredible team and I am honored to be a part of their mission to bring IT cost transparency, planning and optimization to thousands of CIOs and CFOs,” said Philips. “As a senior leader at Zillow Group, I’ve had the opportunity to contribute to our organization’s growth and am eager to do the same at Apptio.”

Kathleen joined Zillow in 2010 as general counsel, and served as chief operating officer from 2013 to 2015. Kathleen has played a pivotal role in all of Zillow Group’s key corporate finance initiatives including Zillow’s 2011 initial public offering, two follow-on equity offerings, and all 13 of the company’s acquisitions, including Trulia, StreetEasy, HotPads and Naked Apartments. As COO, she ran mergers and acquisitions, corporate development, human resources, legal and customer support.

Kathleen has received numerous awards including: Puget Sound Business Journal’s 2017 Chief Financial Officer of the Year for a large public company, Puget Sound Business Journal’s 2012 Outstanding Corporate Counsel of the Year, Seattle Business Magazine’s 2013 General Counsel of the Year, San Francisco Business Times’ 2013 Corporate Counsel of the Year finalist, and honoree in San Francisco Business Times’ Most Influential Women in Bay Area Business 2014.

Before joining Zillow, Kathleen served as General Counsel of Hotwire, StubHub, Flip Video camera maker Pure Digital Technologies, and FanSnap.

Kathleen received her juris doctor with honors from University of Chicago Law School, and received her bachelor’s degree with distinction from the University of California, Berkeley. She currently serves on the Visiting Committee of the University of Chicago Law School.

Kathleen’s board appointment began on May 31, 2017.

About Apptio
Apptio (NASDAQ: APTI) is the business management system of record for hybrid IT. We transform the way IT runs its business and makes decisions. With our cloud-based applications, IT leaders manage, plan and optimize their technology investments across on-premises and cloud. With Apptio, IT leaders become strategic partners to the business by demonstrating value of IT investments, accelerate innovation and shift their technology investments from running the business to digital innovation. Hundreds of customers, including more than 40 percent of the Fortune 100, choose Apptio as their business system of record for hybrid IT. For more information, please visit www.Apptio.com.

###

MEDIA INQUIRIES

Sarah Vreugdenhil

Director, Corporate Communications

pr@apptio.com